Exhibit 5.1

ELLIS FUNK, P.C.

Robert N. Berg	Attorneys At Law	Of Counsel:
Robert N. Dokson	One Securities Centre	Donald J. Ellis (GA & VA)
Robert B. Goldberg (GA & SC)	Suite 400	Jane R. Leitz
Amy L. Kaye	3490 Piedmont Road, N.E.	Kelly E. Malone
Albert L. Labovitz (GA & AL)	Atlanta, Georgia 30305-1743	Stuart M. Neiman
M. Barry Leitz	404-233-2800
Alyson F. Lembeck (GA & FL)	Facsimile 404-233-2188	Special Counsel:
Kenneth G. Menendez	www.ellisfunk.com	Paul R. DiBella

David I. Funk (1947 – 2011)		E-mail: RGoldberg@ellisfunk.com

June 25, 2014

Allegiant Travel Company

Allegiant Air, LLC

Allegiant Vacations, LLC

AFH, Inc.

Allegiant Information Systems, Inc.

Sunrise Asset Management, LLC

G4 Properties LLC

MR Brightside LLC

8360 South Durango Drive

Las Vegas, Nevada 89113

RE:                           Allegiant Travel Company — Registration Statement on Form S-3

(Registration No. 333-196738); 5.50% Senior Notes Due 2019 (the “Notes”)

Ladies and Gentlemen:

We have acted as legal counsel to Allegiant Travel Company, a Nevada corporation (the “Company”), and Allegiant Air, LLC, a Nevada limited liability company, Allegiant Vacations, LLC, a Nevada limited liability company, AFH, Inc., a Nevada corporation, Allegiant Information Systems, Inc., a Nevada corporation, Sunrise Asset Management, LLC, a Nevada limited liability company, G4 Properties LLC, a Nevada limited liability company and MR Brightside LLC, a Nevada limited liability company (collectively, the “Guarantors”), in connection with the offer and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 5.50% Notes due 2019 (the “Notes”) and the guarantees of such Notes by the Guarantors (the “Guarantees” and collectively with the Notes, the “Securities”), pursuant to that certain underwriting agreement dated as of June 20, 2014 (the “Agreement”) among the Company, the Guarantors and Goldman, Sachs & Co. as the underwriter.  The Securities will be issued pursuant to the Indenture, dated as of June 13, 2014 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture thereto, dated as of June 25, 2014, in each case among the Company, the guarantors named therein and the Trustee (as so amended and supplemented, the “Indenture”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-3 (File No. 333-196738) filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2014 (the “Registration Statement”), (ii) the Prospectus dated June 13, 2014 (the “Base Prospectus”), which forms a part of the Registration Statement, (iii) the Prospectus Supplement dated June 20, 2014 and filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on June 23, 2014 (together with the Base Prospectus, the “Prospectus”), (iv) the Agreement, (v) the Indenture, (vi) executed copies of global certificates representing the Notes, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of originals or such latter documents.

As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

We have assumed (i) the valid existence of the Trustee, (ii) that the Trustee has the requisite corporate power and authority to enter into and perform its obligations under the Indenture, (iii) the due authorization, execution and delivery of the Indenture by the Trustee, and (iv) that the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

(1)                                 Upon the due authentication and delivery thereof by the Trustee in accordance with the Indenture against payment therefor in accordance with the terms of the Indenture and as contemplated by the Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms and will be entitled to the benefits of the Indenture.

(2)                                 Upon delivery of the Guarantees in accordance with the terms of the Indenture, the Guarantees will constitute the valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms.

The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; (ii) the effects of general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law; (iii) the discretion of the court before which any proceeding for enforcement may be brought; and (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to the public policy.

Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Our opinion is based on the laws of the State of New York and the corporate and business association laws of the State of Nevada.

We hereby expressly consent to (i) any reference to our firm in the Registration Statement and in the Prospectus; (ii) the inclusion of this opinion as an exhibit to any filing with the Commission with respect to the issuance of the Securities or reporting with respect thereto; and (iii) the filing of this opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Ellis Funk, P.C.